UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___ )

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SIFCO Industries, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
_______________________________________________________________
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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SIFCO Industries, Inc.

970 East 64th Street, Cleveland, Ohio 44103

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

The 2020 Annual Meeting of Shareholders of SIFCO Industries, Inc. (the "Company" or "SIFCO") will be held on January 30, 2020 at 9:30 a.m. local time at the Great Lakes Room, 200 Public Square – 3rd Floor, Cleveland, Ohio, 44114, to consider and vote upon proposals to:

1.	Elect seven (7) directors, each to serve a one-year term until the 2021 Annual Meeting of Shareholders and/or their successors are duly elected;

2.	Ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company;

3.	To cast a non-binding advisory vote on executive compensation (say-on-pay);

4.	To vote on the frequency for holding the non-binding advisory vote on say-on pay (every one, two or three years);

5.
Approve an amendment to the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan (Amended and Restated as of November 16, 2016) to increase the number of shares of stock authorized for issuance thereunder; and

6.	Consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

The holders of record of the Company's shares of common stock (the "Common Shares") at the close of business on December 4, 2019 will be entitled to receive notice of and vote at the meeting.

The SIFCO Industries, Inc. Annual Report for the fiscal year ended September 30, 2019 is included with this Notice.

By order of the Board of Directors.

SIFCO Industries, Inc.

December 16, 2019	Megan L. Mehalko, Corporate Secretary

Kindly fill in, date and sign the enclosed proxy card and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are present and vote in person at the meeting, your proxy will not be used.

SIFCO Industries, Inc.
970 East 64th Street, Cleveland, Ohio 44103

PROXY STATEMENT
Notice of Internet Availability mailed on or about December 20, 2019

General Information

The proxy that accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the "Company" or "SIFCO") for use at the 2020 Annual Meeting of the Shareholders of the Company to be held January 30, 2020, or at any adjournment thereof.

As permitted by the Securities and Exchange Commission (the "SEC"), the Company is sending a Notice of Internet Availability of Proxy Material (the "Notice") to all shareholders. All shareholders will have the ability to access this Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2019 as filed with the SEC on December 16, 2019 on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder's election to receive proxy materials by email will remain in effect until the shareholder terminates it.

Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing before or at the 2020 Annual Meeting. However, the mere presence at the 2020 Annual Meeting of the shareholder granting a proxy will not revoke the proxy. Unless revoked by notice as above stated, shares represented by valid proxies will be voted on all matters to be acted upon at the 2020 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the 2020 Annual Meeting. Abstentions will not affect the vote on Proposal No. 1 and 4, but will be counted as “votes against” with respect to proposal No. 2, 3 and 5. The outcome of Proposal No. 4, the non-binding advisory vote on the frequency for holding the say-on-pay vote (every one, two or three years), will be determined by plurality vote, with the frequency option receiving the greatest number of votes cast being the frequency option for holding the say-on-pay vote approved by the shareholders. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the ratification of the selection of the independent registered public accounting firm, but will not be able to vote with respect to Proposal No. 1, 3, 4 and 5. Broker non-votes will not affect the outcome of any proposals brought before the 2020 Annual Meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

The record date for determining shareholders entitled to vote at the 2020 Annual Meeting is December 4, 2019. As of November 29, 2019, the outstanding voting securities of the Company consisted of 5,773,318 common shares, $1.00 par value per share (“Common Shares”). Each Common Share, exclusive of treasury shares, has one vote. The Company held no Common Shares in its treasury on October 31, 2019. The holders of a majority of the Common Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2020 Annual Meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The number of our Common Shares beneficially owned and percent of class set forth in the table below is based on the number of shares outstanding as of October 31, 2019 (unless otherwise indicated) by each person who, to our knowledge, beneficially owns more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Ms. Janice Carlson and Mr. Charles H. Smith, III,	1,819,674 (1)	31.52% (1)
Trustees, Voting Trust Agreement
c/o SIFCO Industries, Inc.
970 E. 64th Street
Cleveland, OH 44103

M. and S. Silk Revocable Trust	730,340 (2)	12.65% (2)
4946 Azusa Canyon Road
Irwindale, CA 91706

(1)
Based on a Schedule 13D/A filed with the SEC, as of January 18, 2019, Janice Carlson and Charles H. Smith, III beneficially owned, as Trustees (the "Trustees"), 1,819,674 Common Shares of the Company and such Common Shares have been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement, dated January 31, 2017 (the "Voting Trust Agreement") and the Voting Trust Extension Agreement, dated January 18, 2019, which extends the Voting Trust Agreement until January 31, 2021. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares. Although the Trustees do not have the power to dispose of the shares subject to the Voting Trust Agreement, they share the power to terminate the voting trust or to return shares subject to the Voting Trust Agreement to holders of voting trust certificates.

(2) Based on a Schedule 13D/A filed with the SEC on May 21, 2009, M. and S. Silk Revocable Trust, Mark J. Silk and Sarah C. Silk, Co-Trustees, share both voting and dispositive power over 700,600 Common Shares of the Company as of May 21, 2009 and, in September 2018, Mr. Silk gifted 300,000 of the Common Shares to his children. As a director of the Company, Mr. Silk has been awarded various awards in the amount of 14,966 restricted shares that have vested. In fiscal 2019, Mr. Silk was issued 10,893 restricted shares in his capacity as a director of the Company.

PROPOSAL 1 - TO ELECT SEVEN (7) DIRECTORS

Seven (7) directors are to be elected at the 2020 Annual Meeting to hold office until the next annual meeting of shareholders and/or until their respective successors are elected and qualified. Shares represented by validly given proxies will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy or in person at the 2020 Annual Meeting. The seven (7) nominees receiving the most votes will be elected as directors at the 2020 Annual Meeting. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director, if elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2020 Annual Meeting.

Board Recommendation - The Board of Directors recommends that you vote FOR the election of all nominees. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Nominees for Election to the Board of Directors

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience, and any public company directorships held. The members of the Nominating and Governance Committee have recommended the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company.

The Nominating and Governance Committee of the Board of Directors reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Nominating and Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Process for Selecting and Nominating Directors” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources. In considering individuals for nomination to stand for election, the Nominating and Governance Committee will consider: (i) the current composition of directors and how they function as a group; (ii) the skills, experiences or background, and the personalities, strengths, and weaknesses of current directors; (iii) the value of contributions made by individual directors; (iv) the need for a person with specific skills, experiences or background to be added to the Board; (v) any anticipated vacancies due to retirement or other reasons; and (vi) other factors that may enter into the nomination decision. The Nominating and Governance Committee endeavors to select nominees that contribute requisite skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Nominating and Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity, such as race and gender.

When considering an individual candidate’s suitability for the Board, the Nominating and Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Nominating and Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. The Nominating and

Governance Committee will review the extent of the candidate’s demonstrated success in his or her chosen business, profession, or other career and the skills that the candidate would be expected to add to the Board. The Nominating and Governance Committee may, in certain cases, conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Nominating and Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The types of key attributes and/or experience that the Nominating and Governance Committee believes the composite board membership needs to possess to ensure the existence of a functionally effective board are: (i) proven leadership capabilities; (ii) familiarity with the organizational and operational requirements of medium and large-sized manufacturing organizations; (iii) strategic planning; (iv) experience in mergers and acquisitions and an understanding of financial markets; (v) experience in finance and accounting; (vi) familiarity with the aerospace, defense, energy and related industries and markets; (vii) experience with public company compensation matters and structure; and (viii) prior service on the boards of directors of other companies – both public and private. The Nominating and Governance Committee believes that each of the nominees possesses certain of the key attributes that such Committee believes to be important for an effective board.

Jeffrey P. Gotschall, 71, director of the Company since 1986, Chairman of the Board from 2001 to 2015 and Chairman Emeritus since 2015. Mr. Gotschall previously served as the Company's Chief Executive Officer from 1990 until his retirement in 2009 and served from 1989 to 2002 as President, from 1986 to 1990 as Chief Operating Officer, from 1986 through 1989 as Executive Vice President and from 1985 through 1989 as President of SIFCO Turbine Component Services, a former operating subsidiary of the Company. Mr. Gotschall’s long history with the Company, coupled with his management expertise, enables him to bring valuable perspective to the Board and its discussion of industry issues.

Peter W. Knapper, 58, President and Chief Executive and director of the Company since June 2016. Prior to joining the Company, Mr. Knapper worked for the TECT Corporation from 2007 to 2016, and was the Director of Strategy and Site Development. TECT offers the aerospace, power-generation, transportation, marine, and medical industries a combination of capabilities unique among metal component manufacturers. Prior to this role, Mr. Knapper served as President of TECT Aerospace and Vice President of Operations of TECT Power. In addition, Mr. Knapper spent five (5) years at Rolls Royce Energy Systems, Inc., a subsidiary of Rolls-Royce Holdings plc, as the Director of Component Manufacturing and Assembly. Mr. Knapper brings his strategic and industry experience to his role in management and to the Board of the Company.

Donald C. Molten, Jr., 62, director of the Company since 2010.  Mr. Molten is currently the Managing Partner of Dimensional Analytics, LLC, a strategic consulting firm based in Hudson, Ohio. Prior to the formation of Dimensional Analytics, LLC, Mr. Molten served as the Associate Headmaster at University School, a K-12 boys' college preparatory school in Hunting Valley, Ohio, where he currently serves as trustee.  Prior to joining University School in 2004, Mr. Molten was a Managing Director and Partner of Linsalata Capital Partners, a private equity firm that specializes in acquiring middle market companies.  Mr. Molten is the former chairman and director of the Tranzonic Companies, Inc. and a former director of U-Line Corporation, Inc.  Mr. Molten also serves on the board for First Choice Packaging.  Mr. Molten formerly served as director of America’s Body Company, CMS / Hartzell, Neff Motivation, Transpac, Teleco, Degree Communications and Wellborn Forest Company.  Prior to joining Linsalata Capital Partners, Mr. Molten was a vice president of Key Equity Capital and its predecessor, Society Venture Capital, entities that made equity investments in closely held businesses. His experience in equity and debt transactions and leveraged buyouts also includes seven (7) years with The Northwestern Mutual Life Insurance Company. Mr. Molten provides significant experience in implementation of growth strategies, execution of strategic acquisitions and divestitures and meaningfully contributes to the Board’s discussion of strategic considerations.

Alayne L. Reitman, 55, director of the Company since 2002. Ms. Reitman currently serves as a Trustee of Ideastream and The Cleveland Museum of Natural History and is a member of the Audit Committee of Hawken School. Ms. Reitman serves on the board of Embedded Planet LLC, a high-tech start-up company, where she previously served from 1999 to 2001 as President. Ms. Reitman previously served from 1993 to 1998 as Vice President and Chief Financial Officer of the Tranzonic Companies, Inc., a manufacturer and distributor of a variety of cleaning, maintenance and personal protection products, and from 1991 to 1993 as Senior Financial Analyst for American Airlines. Ms. Reitman's leadership skills and her financial acumen and management experience allow her to be a significant resource to the Board.

Mark J. Silk, 53, director of the Company since 2014. Mr. Silk was previously involved with the Company as both a customer and former director. Mr. Silk is President and CEO of ThinKom Solutions, Inc., a designer and manufacturer of high performance antenna systems for the aeronautical and ground mobile satellite communications industry. Mr. Silk is also a partner in Blue Sea Capital, a middle-market private equity firm focused on investments in Aerospace and Defense, Healthcare and Industrial Growth. Mr. Silk is also the owner and Chairman of Arrow Engineering, Inc., which manufactures machined parts for the military and commercial aerospace industry. Mr. Silk was previously the President and CEO and a shareholder of Integrated Aerospace, Inc., a supplier of landing gear and external fuel tanks to the military and commercial aerospace industry and of Tri-Star Electronics International, Inc., a manufacturer of high reliability electrical contacts and specialty connectors for the military and commercial aerospace industry.  Mr. Silk’s broad industry knowledge and diverse investment expertise provides the Board with an expanded view of opportunities to grow the existing business and factors for consideration regarding acquisition opportunities.

Hudson D. Smith, 68, director of the Company since 1988. Mr. Smith is currently the President of Forged Aerospace Sales, LLC. Mr. Smith previously served the Company as Executive Vice President from 2003 through 2005; as Treasurer from 1983 through 2005; as President of SIFCO Forge Group, the Company's Cleveland forging operation from 1998 through 2003; as Vice President and General Manager of SIFCO Forge Group, from 1995 through 1997; as General Manager of SIFCO Forge Group from 1989 through 1995; and as General Sales Manager of SIFCO Forge Group from 1985 through 1989. Mr. Smith served as a board member of the Forging Industry Association from 2004 through 2008. Refer to “Director Compensation” below for a discussion of certain transactions between Mr. Smith and the Company. Mr. Smith’s historic and current involvement in the industry make him an invaluable contributor to considerations of industry trends and major customer matters.

Norman E. Wells, Jr., 71, director of the Company since 2013 and Chairman of the Board since July 1, 2016. Mr. Wells served as a Partner and Operating Executive of SFW Capital Partners, LLC (“SFW”), a specialized private equity firm that exclusively invests in Analytical Tools and Related Services businesses from 2005 to 2015. He served on the board of Spectro, Inc., an SFW portfolio investment, until it was sold in November 2018. Mr. Wells was also the Chairman of the Board of the Summa Health System, a not-for-profit health care provider, from 2012 to 2015. Mr. Wells previously served as Chairman and CEO of Sovereign Specialty Chemicals, Inc., a manufacturer of specialty chemical products from 2002 to 2005; as CEO of Easco Aluminum, Inc. from 1996 until 1999; and as CEO of CasTech Aluminum Group Inc. from 1991 to 1996. Mr. Wells also served on the boards of Dal-Tile International and Manchester Tank & Equipment Co. Mr. Wells’ experience in managerial positions and with boards of directors of other businesses provides valuable business acumen and strategic insight to the Board.

Each of the foregoing nominees is recommended by the Nominating and Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors and executive officers except that Mr. Gotschall and Mr. Smith are cousins.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth, as of October 31, 2019, the number of Common Shares of the Company beneficially owned and percent of class by each director, nominee for director and named executive officer and all directors and executive officers as a group, according to information furnished to the Company by such persons:

	Amount and Nature of
Name of Beneficial Owner (1)	Beneficial Ownership	Percent of Class

Mark J. Silk (2)	730,340	12.65%
Hudson D. Smith (2)(3)(4)	285,405	4.94%
Jeffrey P. Gotschall (2)(3)(4)	254,398	4.41%
Peter W. Knapper (2)	95,535	1.65%
Donald C. Molten, Jr.	61,224	1.06%
Norman E. Wells, Jr.	39,688	*
Alayne L. Reitman	38,814	*
Thomas R. Kubera	11,045	*

All Directors and Executive Officers as a Group	1,516,449	26.27%
*Common Shares owned are less than one percent of class.

(1)	Unless otherwise stated below, the named person owns all of such shares of record and has sole voting and investment power as to those shares.

(2)
In the cases of Mr. Gotschall, Mr. Knapper, Mr. Smith, and Mr. Silk, the amount in the table includes 400 shares, 2,000 shares, 10,655 shares, and 300,000 shares, respectively, owned by their spouses and any children or in trust for them, their spouses and their lineal descendants.

(3)
Includes Voting Trust Certificates issued by the aforementioned (see page 3) Voting Trust representing an equivalent number of Common Shares held by such Trust as follows: Mr. Gotschall – 219,723 and Mr. Smith – 245,821.

(4)	Mr. Gotschall and Mr. Smith are cousins.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board of Directors - The Company's Board of Directors held seven (7) scheduled meetings during fiscal 2019. The Board of Directors' standing committees are the Audit, Compensation, and Nominating and Governance Committees. From time-to-time, the Board may determine that it is appropriate to form a special committee of its independent directors to address a particular matter(s) not specific to one of its standing committees. Directors are expected to attend Board meetings, the annual shareholders’ meeting, and meetings of the committees on which he or she serves. During fiscal 2019, each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. SIFCO’s independent directors meet in executive session at each regularly scheduled Board meeting. All the directors attended (in person or telephonically) the Company’s 2019 Annual Meeting of Shareholders.

Director Independence - The members of the Board of Directors' standing committees are all independent directors as defined in Section 803 of the NYSE American Company Guide. The Board has affirmatively determined that Mr. Gotschall, Mr. Molten, Jr., Ms. Reitman, Mr. Wells, Jr. and Mr. Silk meet these standards of independence. There are no undisclosed transactions, relationships, or arrangements between the Company and any of such directors. The Board has affirmatively determined that Mr. Knapper, current employee of the Company and Mr. Smith, due to his relationship as described in the Director Compensation section included herein, do not meet these standards of independence, are therefore not independent and, accordingly, are not members of any of the Board’s standing committees.

Board Committees

Audit Committee - The functions of the Audit Committee are to select, subject to shareholder ratification, the Company’s independent registered public accounting firm; to approve all non-audit related services performed by the Company’s independent registered public accounting firm; to determine the scope of the audit; to discuss any special considerations that may arise during the course of the audit; and to review the audit and its findings for the purpose of reporting to the Board of Directors. Further, the Audit Committee receives a written statement delineating the relationship between the independent registered public accounting firm and the Company. None of the members of the Audit Committee participated in the preparation of the Company’s financial statements at any time during the past three (3) years. The members of the Audit Committee are all independent directors as defined in Section 803 of the NYSE American Company Guide and SEC Rule 10A-3. Each member of the Audit Committee is financially literate and Ms. Reitman is designated as the Audit Committee financial expert. None of the Audit Committee members serve on more than one (1) other public company audit committee. The Audit Committee, currently composed of Ms. Reitman (Chairperson), Mr. Molten, Jr., Mr. Wells, Jr., and Mr. Silk, held four (4) meetings during fiscal 2019. The Audit Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Compensation Committee - The functions of the Compensation Committee are to review and make recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of the Board, to establish the executive compensation packages offered to directors and officers. Officers’ base salary, target annual incentive compensation awards and granting of long-term equity-based incentive compensation, and the number of shares that should be subject to each equity instrument so granted, are set at competitive levels with the opportunity to earn competitive pay for targeted performance as measured against the performance of a peer group of companies. The Compensation Committee is appointed by the Board, and consists entirely of directors who are independent directors as defined in Section 803 of the NYSE American Company Guide. Our Compensation Committee, currently composed of Mr. Wells, Jr. (Chairperson), Mr. Molten, Jr., Ms. Reitman, and Mr. Silk, held four (4) meetings during fiscal 2019 and conducted other committee discussions as a part of a regular board meeting, some of which discussions were conducted without the CEO present. The Compensation Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Nominating and Governance Committee - The functions of the Nominating and Governance Committee are to recommend candidates for the Board of Directors and address issues relating to (i) senior management performance and Board succession and (ii) the composition and procedures of the Board. The Nominating and Governance Committee is currently composed of Mr. Molten, Jr. (Chairperson), Ms. Reitman, Mr. Silk and Mr. Wells, Jr. The members of the Nominating and Governance Committee are all independent directors as defined in Section 803 of the NYSE American Company Guide. The Nominating and Governance Committee held four (4) meetings during fiscal 2019. Other functions of the Nominating and Governance Committee were fulfilled during sessions of the full

Board of Directors. The Nominating and Governance Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Board Role in Risk Oversight - The Board reviews the Company’s annual plan and strategic plan, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning, and discusses and reviews succession planning on a regular basis. Certain areas of oversight may be delegated to the relevant committees of the Board and the committees report back to the full Board on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management incorporates enterprise risk assessments of the Company as part of its annual planning process, including each of its business segments, and presents it to the Board for review as part of senior management’s annual planning process. The Board monitors enterprise-wide risk management with management periodically throughout the year. The principal areas of this risk assessment include a review of strategic business, financial, operational, compliance and technology objectives and the potential risk for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Nominating and Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Separation of Role of Chairman of the Board and CEO - Mr. Wells, an independent director, serves as Chairman of the Board, a position he has held since July 1, 2016.  The Company has determined its current structure to be most effective as the Chairman serves as a liaison between its directors and management and helps to maintain communication and discussion among the Board and management, while allowing the CEO to focus on the execution of business strategy, growth and development. The Chairman serves in a presiding capacity at Board meetings and has such other duties as are determined by the Board from time to time.

Process for Selecting and Nominating Directors - In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including any potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. The Nominating and Governance Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating and Governance Committee should submit such recommendation in writing to a member of the Nominating and Governance Committee or the Corporate Secretary of the Company at its principal executive offices, c/o SIFCO Industries, Inc., 970 East 64th Street, Cleveland, Ohio 44103. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares the candidate owns. The letter should provide all the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Communications with the Board of Directors - Shareholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management directors of the Board. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Board of Directors, SIFCO Industries, Inc., c/o Ms. Megan L. Mehalko, Corporate Secretary, 970 E. 64th Street, Cleveland, Ohio 44103, who will forward the communication to the specified director(s) as necessary.

     Corporate Governance Guidelines and Code of Ethics - We are committed to high standards of business integrity and corporate governance. The Company’s Code of Ethics applies to all of its Directors and its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Ethics, the Company's Corporate Governance Guidelines and Policies and all committee charters are posted in the Investor Relations portion of the Company's website at www.sifco.com.

Certain Relationships and Related Transactions - There were no transactions between the Company and its officers, directors or any person related to its officers or directors, or with any holder of more than 5% of the Company’s Common Shares, either during fiscal 2019 or up to the date of this proxy statement, except for the continued sales representative agreement in place between the Company and Mr. Smith that is discussed below under the heading “Director Compensation.”

The Company reviews all transactions between the Company and any of its officers and directors. The Company’s Code of Ethics emphasizes the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company or its shareholders. In addition, the Company’s general corporate governance practice includes board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company and its officers and directors, to the extent that they may arise. The Board reviews any transaction with an officer or director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with legal counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company and any of its related persons to the Audit Committee.

EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” under the rules promulgated by the SEC and complies with the disclosure requirements specifically applicable to smaller reporting companies. This section and summary compensation table are not intended to meet the “Compensation Disclosure and Analysis” disclosure that is required to be made by larger reporting companies.

Executive Summary:

This section contains information about the compensation paid to our Named Executive Officers ("NEOs") during its fiscal years ended September 30, 2019 and 2018. The following should be read in conjunction with the information presented in the compensation tables, the footnotes to those tables and the related disclosures appearing later in this section. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal years ending September 30, 2019 and 2018 to the following individuals, who were determined to be the Company's NEOs.

•	Peter W. Knapper, President and Chief Executive Officer

•	Thomas R. Kubera, Chief Financial Officer

Pay Philosophy and Practices

Role of Compensation Committee:
Four independent directors comprise our Compensation Committee, which is responsible for establishing and administering our compensation policies, programs and procedures. In performing its duties, the Compensation Committee may request information from senior management regarding the Company’s performance, pay and programs to assist it in its actions. Moreover, the Compensation Committee has the authority to retain outside advisors as needed to assist it in reviewing the Company’s programs, revising them and providing analysis regarding competitive pay information. The Compensation Committee annually reviews and establishes the goals used for our incentive plans. In addition, it annually assesses the performance of the Company and the Chief Executive Officer. Based on this evaluation, the Compensation Committee then recommends the Chief Executive Officer’s compensation for the next year to the Board for its consideration and approval. In addition, the Compensation Committee reviews the Chief Executive Officer’s compensation recommendations for the remaining NEOs, providing appropriate input and approving final awards. Finally, the Compensation Committee provides approval for the Chief Executive Officer's recommendations of the compensation of other key executives.
Role of Senior Management:
The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter. Typically, the Company’s Chief Executive Officer participates in meetings of the Compensation Committee, but does not participate in discussion regarding compensation of the Chief Executive Officer. The Company’s other NEOs and senior management may participate as necessary or at the Compensation Committee’s request. The NEOs and senior management normally provide the Compensation Committee with information regarding the Company’s performance, as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management may furnish similar information to independent compensation advisors engaged from time to time by the Compensation Committee. Management provides input regarding the recommendations made by outside advisors or the Compensation Committee. Management implements, communicates and administers the programs approved by the Compensation Committee. The Chief Executive Officer annually evaluates the performance of the Company and its other NEOs. Based on his evaluation, he provides the Compensation Committee with his recommendations regarding the pay for the other NEOs for its consideration, input and approval. The Compensation Committee, in turn, authorizes the Chief Executive Officer to establish the pay for the Company’s other executives based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the Compensation Committee focuses on their individual pay.
Use of Market Pay Study:
In establishing and evaluating fiscal 2019 compensation for our NEOs, the Company used market data from the Economic Research Institute's Executive Compensation Assessor, as well as recent proxy statements of peer group companies also engaged in technology-oriented metals manufacturing. The Economic Research Institute data reflected compensation levels at companies of similar size engaged in aircraft parts manufacturing and applied geographic pay differentials to reflect the location of our operations.

Summary Compensation Table for Fiscal 2019

The following table sets forth information regarding the compensation of the Company’s President and Chief Executive Officer and the Chief Financial Officer, who are the only named executive officers of the Company, for the fiscal years ended September 30, 2019 and 2018:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)(6)	Total ($)
Peter W. Knapper	2019	$389,547	$—	$261,569	$—	$121,275	$—	$14,188	$786,579
President and CEO	2018	$358,750	$—	$395,703	$—	$—	$—	$177,937	$932,390
Thomas R. Kubera (1)	2019	$213,673	$—	$64,801	$—	$32,288	$—	$11,444	$322,206
CFO	2018	$198,850	$20,000	$65,835	$—	$—	$—	$10,942	$295,627

(1)	Thomas R. Kubera served as Interim CFO from July 1, 2017 through August 7, 2018, at which time Mr. Kubera was appointed Chief Financial Officer.

(2)	Bonus compensation reflects Mr. Kubera's discretionary cash bonus paid in fiscal 2018.

(3)
Amounts shown do not reflect compensation actually received by the executive officer. The awards for which amounts are shown in this column include the stock awards granted under the Company's 2007 Long-Term Incentive Plan, (amended and restated as of November 16, 2016) (or the "Plan"). The above amounts represent the grant date fair values of the stock awards granted in fiscal 2019 and 2018, as measured in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Such fair value is based on the target number of restricted and performance-based stock awards granted in each of the two (2) fiscal years noted multiplied by the closing market price of the Company’s Common Shares on the NYSE American Exchange on the date of grant.

(4)	Reflects the value of annual incentive compensation earnings for named executive officers.

(5)
All other compensation for Messrs. Knapper and Kubera consists of amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees' 401(k) Plan, a defined contribution plan.

(6)	Included in fiscal 2018 all other compensation for Mr. Knapper also consists of relocation benefits paid by the Company in the amount of $164,000.

Compensation Updates Following the 2019 Fiscal Year End - Fiscal Year 2020 Compensation Plan Changes
Following the conclusion of the Company’s fiscal 2019, the Compensation Committee consulted with Pay Governance to assist the Compensation Committee in it evaluation of the structure of the Company’s long-term incentive award practices. Among other considerations, the Compensation Committee considered the Company’s existing long-term incentive practices and the potential dilutive effect of the Company’s granting of equity performance awards. In connection with this evaluation, the Compensation Committee determined to reduce the target equity awards to executives to one-half of current targets.

Executive long-term incentive plan grants will continue to be comprised of a mix of time-based restricted stock and performance shares.
Outstanding Equity Awards

For each individual named in the Summary Compensation Table, set forth below is information relating to such person’s ownership of unearned restricted shares and performance-based shares at September 30, 2019, except for performance shares that would have vested at September 30, 2019. The performance goals for these shares were not met and, accordingly, no shares were paid out. There were no outstanding stock options at September 30, 2019.

Outstanding Equity Awards at Fiscal Year-End
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercises Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Peter W. Knapper
Restricted Shares	—	—	$—	N/A	—	$—	60,535	$164,050
Performance Shares					—	$—	63,310	$171,570
Thomas R. Kubera
Restricted Shares	—	—	$—	N/A	—	$—	10,045	27,222
Performance Shares					—	$—	15,080	40,867

(1)	Based upon the closing market price of the Company’s Common Shares on the NYSE American Exchange on September 30, 2019, which was $2.71.

Defined Benefit Pension Plan

None of the NEOs participate in the Company's defined benefit pension plan for salaried employees, which was frozen to new entrants and ceased future benefit accruals as of March 1, 2003.

Supplemental Executive Retirement Plan

None of the NEOs participate in the Company's non-qualified Supplemental Executive Retirement Plan ("SERP"), which was frozen to new entrants and ceased future benefit accruals as of March 1, 2003.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into a Change in Control and Severance Agreement with Mr. Knapper, which provides severance benefits in the event of his involuntary termination with or without a change in control. The Company has also entered into a Change in Control Agreement with Mr. Kubera which provides severance benefits in the event of his involuntary termination with a change in control. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executives to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disruptive circumstances arising from the possibility of a change in control of the Company. These agreements provide the following benefits:

•In the case of Mr. Knapper, if Mr. Knapper is terminated involuntarily without a change in control prior to June 29, 2022, or if Mr. Knapper is terminated other than for cause or if he terminates his employment for good reason within the two (2) year period following a change in control, the Change in Control and Severance Agreement provides for a lump sum severance payment equal to 200% of his annual base salary in effect at the time of termination, continuation of health and welfare insurance coverage for up to 24 months following termination, and pro-rata vesting of any outstanding awards under the Plan. Mr. Knapper's Equity Award Agreements provide full vesting of outstanding awards if Mr. Knapper is terminated involuntarily following a Change in Control.

•In the case of Mr. Kubera, if, within the two year period following a change of control, Mr. Kubera is terminated other than for cause or if he terminates with good reason, the Change In Control Agreement provides for a lump sum severance payment equal to 150% of his annual base salary in effect at the time of termination and continuation of health and welfare insurance coverage for up to 24 months following termination. Mr. Kubera's Equity Award Agreements provide full vesting of outstanding awards if Mr. Kubera is terminated involuntarily following a Change in Control.

The following table describes the potential payments upon termination of employment of Messrs. Knapper and Kubera. The table assumes the executive's employment was terminated on September 30, 2019, the last business day of the Company’s 2019 fiscal year.

Potential Payments Upon Termination of Employment
Name and Principal Position	Voluntary Termination	Involuntary Not For Cause (or For Good Reason) Termination – without a Change in Control ($)	Involuntary Not For Cause (or For Good Reason) Termination – with a Change in Control ($) (1)
Peter W. Knapper Severance Accelerated Vested Restricted Stock awards Health & Welfare Insurance	-0- -0- -0-	$800,030 $153,117 $51,600	$800,030 $304,604 $51,600
Thomas R. Kubera Severance Accelerated Vested Performance Stock awards Health & Welfare Insurance	-0- -0- -0-	-0- -0- -0-	$338,250 $62,872 $51,600

(1)	The value of the accelerated vested restricted stock and performance stock awards is determined based on the closing price of the Company's stock as of September 30, 2019, which was $2.71.

DIRECTOR COMPENSATION

Board compensation was evaluated in November 2018. The annual cash retainer for the Chairman of the Board was set at $90,000. The annual cash retainer for all other non-employee directors remained at $30,000. In addition, Committee members receive a $4,000 cash retainer per year with respect to each committee on which he or she served. The Chair of the Audit Committee receives an additional $14,000 cash retainer per year; the Chair of the Compensation Committee receives an additional $9,000 cash retainer per year; and the Chairs of the Nominating and Governance Committee and any Special Committee receive an additional $7,000 cash retainer per year. Directors who are employees of the Company do not receive the annual retainer or other consideration with respect to their service on the Board.

Under our Director Compensation Policy in fiscal 2019, except for the Chairman of the Board, each non-employee director who held such position on the date of the annual meeting of the shareholders was awarded shares of our Common Stock equal to a grant date value of $50,000.  As Chairman of the Board, Mr. Wells received shares of our Common Stock equal to a grant value of $30,000 in fiscal 2019.

The Directors Compensation Policy was revised for fiscal 2020. Chairman of the Board compensation was changed to be comprised of an annual cash retainer of $45,000 and a target equity value of $75,000. Further, in light of the potential dilutive effective of the Company's granting of equity awards (as discussed above under Executive Compensation - Compensation Updates Following the Fiscal 2019 Year-End), all equity award targets were reduced by one-half for fiscal 2020 only. Each non-employee director who holds such position on the date of the annual meeting of the shareholders will be awarded shares of our Common Stock equal to the target value of $25,000 and the Chairman of the Board will receive shares of our Common Stock equal to a grant date value of $37,500.

Our Amended and Restated Code of Regulations provides that we will indemnify any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a director of the Company. We also currently have in effect director and officer insurance coverage.

The following table shows the compensation paid to each of the non-employee directors during fiscal 2019. Mr. Knapper did not receive any additional compensation for his services as a director; see the Summary Compensation Table for information regarding our CEO's compensation.

Director Compensation Table
Director Compensation for Fiscal 2019
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (2)	Total ($)
Jeffrey P. Gotschall	$37,000	$34,313	$—	$—	$—	$—	$71,313
Donald C. Molten, Jr.	$40,500	$34,313	$—	$—	$—	$—	$74,813
Alayne L. Reitman	$47,750	$34,313	$—	$—	$—	$—	$82,063
Mark J. Silk	$34,000	$34,313	$—	$—	$—	$—	$68,313
Hudson D. Smith	$30,000	$34,313	$—	$—	$—	$202,901	$267,214
Norman E. Wells, Jr.	$72,500	$20,585	$—	$—	$—	$—	$93,085

(1)
Each non-employee Director except Mr. Wells was awarded 10,893 restricted shares of the Company’s common stock. Mr. Wells, as Chairman, was awarded 6,535 restricted shares of the Company's common stock. Fair value is based on (i) the number of restricted stock awards granted in fiscal 2019 multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE American Exchange on the date of grant, which was $3.15.

(2)
With respect to Mr. Smith, all other compensation consists of payments made to Forged Aerospace Sales, LLC, an entity affiliated to Mr. Smith, during fiscal 2019 under the Sales Representative Agreement, further described below, for services other than as director.

Mr. Smith previously held several executive level positions with the Company and, in connection with his resignation from the Company, Mr. Smith, through his affiliated entity, Forged Aerospace Sales, LLC, continues to maintain a Sales Representative Agreement with the Company, the terms of which are substantially the same as the terms of other agreements the Company maintains with its third-party sales representatives and which Mr. Smith did not participate in negotiating. Compensation under the Sales Representative Agreement, which resulted in payments of $202,901 in fiscal 2019, is based strictly upon earned sales commissions with no guaranteed minimum obligation to Mr. Smith and/or to Forged Aerospace Sales, LLC.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees
Fees paid or payable to Grant Thornton LLP for the audits of the annual financial statements included in the Company’s Form 10-K and for the reviews of the interim financial statements included in the Company's Forms 10-Q for the years ended September 30, 2019 and 2018 were $574,232 and $652,703, respectively. The Audit Committee has sole responsibility for determining whether and under what circumstances an independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related service performed by such firm. In fiscal 2019, audit and non-audit related fees, to the extent they were incurred, were pre-approved by the Audit Committee.

Audit Related Fees
There were no fees paid or payable to Grant Thornton LLP for audit-related services for the years ended September 30, 2019 and 2018, respectively.

Tax Fees
There were no fees paid or payable during fiscal 2019 or 2018 to Grant Thornton LLP for tax compliance or consulting services.

All Other Fees
There were no fees paid or payable during fiscal 2019 or 2018 to Grant Thornton LLP for products or services other than the professional services described above.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2019, with the Company's management and with the Company's independent registered public accounting firm, Grant Thornton LLP. The Audit Committee also has (i) discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Board ("PCAOB"), including Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB and SEC, (ii) received the written communications from Grant Thornton LLP pursuant to the applicable requirements of the PCAOB certifying the firm’s independence and (iii) the Audit Committee discussed the independence of Grant Thornton LLP with that firm. Grant Thornton LLP has confirmed to the Company that it is in compliance with all rules, standards and policies of the Independence Standards board and the SEC governing auditor independence.

The Audit Committee operates under a written charter as last amended in May 2013.

Based upon the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2019 to be filed with the SEC.

Audit Committee
Alayne L. Reitman; Chairperson
Donald C. Molten, Jr.
Mark J. Silk
Norman E. Wells, Jr.

PROPOSAL 2 – TO RATIFY THE SELECTION OF AUDITORS

The firm of Grant Thornton LLP has been the Company's independent registered public accounting firm since 2002. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2020. Ratification of the retention of our independent registered public accounting firm requires the affirmative vote of a majority of the Common Shares present and voting at the 2020 Annual Meeting (in person or by proxy). Proposal No. 2 is a non-binding proposal. Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Grant Thornton LLP is being submitted to the Company’s shareholders for ratification at the 2020 Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment. Grant Thornton LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors.

Board Recommendation - the Board of Directors recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending September 30, 2020. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Representatives of Grant Thornton LLP are expected to be present at the 2020 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

PROPOSAL 3 – TO CAST A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Security Exchange Act of 1934, this proposal, commonly known as a "say-on-pay" proposal, gives you, as a shareholder the opportunity to endorse or not to endorse our executive compensation program through the following resolution:

"RESOLVED, that the shareholders approve the compensation paid to our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and accompanying narrative disclosure under the Executive Compensation section in this proxy statement."

The Compensation Committee's compensation objectives are to attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance, provide incentives for future performance, and align the interests of the NEOs with the interests of the shareholders. To do this, we currently offer a competitive total compensation package. The Compensation Committee has determined that the compensation structure for our NEOs is effective and appropriate.

The vote on this Proposal 3 is non-binding and advisory in nature, which means that the vote is not binding on us, our Board of Directors or any of the committees of our Board of Directors.
Board Recommendation - The Board of Directors recommends that you vote FOR Proposal 3 relating to the approval of the Company's executive compensation.

PROPOSAL 4 – TO VOTE ON THE FREQUENCY FOR HOLDING THE NON-BINDING ADVISORY VOTE ON SAY-ON-PAY (EVERY ONE, TWO, OR THREE YEARS).

As required by Section 14A of the Security Exchange Act of 1934, we are seeking the input of our shareholders on the frequency with which we will hold non-binding advisory vote on the compensation of our NEOs. Shareholders will be able to specify one of four choices on this proposal on the proxy card as their recommendation: every 1 year, 2 years, or 3 years, or abstain.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. However, the Board will take into account the outcome of this vote when making a future decision on the frequency of advisory votes on executive compensation.
Board Recommendation - The Board of Directors recommends that you vote FOR the frequency option of Two Years.

PROPOSAL 5 - TO ADOPT AN AMENDMENT TO THE SIFCO INDUSTRIES, INC. 2007 LONG-TERM INCENTIVE PLAN (AMENDED AND RESTATED AS OF NOVEMBER 16, 2016)
On November 25, 2019, the Board of Directors approved an amendment (the “Amendment”) to the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan (Amended and Restated as of November 16, 2019) (the “Plan”), subject to approval by the Company’s shareholders at the 2020 Annual Meeting. The material provisions of the Amendment and the Plan are provided below.
The complete text of the Plan, was filed as Exhibit A to the Company's definitive proxy statement filed with the SEC on December 6, 2016, and shareholders are urged to review it together with the following information, which is qualified in its entirety by reference to the full text of the Plan. Exhibit A to this Proxy Statement contains the text of the proposed Amendment. Exhibit A is incorporated by reference into the following plan summary, which is qualified in its entirety by this reference.
Purpose of the Amendment. The Amendment increases the number of shares available for award by 550,000, for a total of 1,196,401 shares.
Purpose of Plan. The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified employees, consultants, and Board members, to motivate those persons by means of an opportunity to acquire or increase their interest in the Company’s operations and to align the interests of participants and shareholders through the ownership of common shares and the performance of the Company.
Administration. The Plan will continue to be administered by the Board or a committee appointed by the Board (the “Administrator”), which has broad power and authority, including conclusive authority to construe and interpret the Plan and any related award agreement, authority to designate grantees and determine types and terms of awards.
Eligibility. Those persons eligible to participate in the Plan are Company employees, employees of its affiliates who the Administrator determines and designates to be able to receive awards under the Plan, key consultants of the Company or its affiliates, and the Company’s directors. The Company estimates that approximately thirteen (13) employees and six (6) non-employee directors would currently be eligible to be selected by the Administrator for participation in the Plan, all of whom are currently participating in the Plan.
Shares Subject to the Plan and Award Limitations. The total number of Common Shares of the Company authorized for issuance under the Plan is 646,401, of which approximately 331,568 shares of common stock are currently subject to awards and 165,187 shares of common stock remain available for issuance as future awards.
The Board is seeking to increase the number of shares available under the plan to ensure that a sufficient number of shares will be available to fund the Company’s equity compensation programs. If the amendment is approved by our shareholders, we plan to register the offer and sale of the 550,000 additional shares of common stock on a registration statement on Form S-8. We anticipate we would have enough shares, after approval by our shareholders, to provide annual market equity grants for approximately 3 to 4 years, in a manner consistent with prior practices after taking into consideration the changes to the Company’s long-term incentive award approach described in "Executive Compensation." However, the actual number of shares utilized will depend on a variety of factors, including the number of employee participants, our stock price, and equity awards granted among others. As described under "Executive Compensation," the Compensation Committee is focused on continuing to provide competitive pay opportunities to executives that align with the Company’s strategy, while mitigating the dilutive impact of such pay practices on the Company’s shareholders.
If our Common Shares are changed into or exchanged for a different kind or number of shares, for example, in the event of a stock split, stock dividend or other recapitalization, then the number and kind of shares which may be issued under the plan, the limitations on the number of shares which may be made subject to awards and the terms and provisions of outstanding awards may be appropriately adjusted to reflect such change in the common stock.
The closing price of the Company’s shares was $2.55 per share on October 31, 2019.
Adjustments upon Changes in Capitalization. The number of Common Shares as to which awards may be granted under the Plan (as well as the limitations upon the number of shares subject to awards and subject to awards to an individual in a calendar year) will be appropriately adjusted to reflect certain changes in our capitalization, including stock splits, stock dividends, recapitalizations, and reclassifications. The Administrator has the authority to assume or substitute awards in connection with mergers, reorganizations or similar transactions, in which circumstances the overall number of shares available under the Plan also will be appropriately adjusted.
Types of Awards. The Administrator shall determine, as it deems appropriate, the type(s) of award(s) to be made to each eligible participant and shall set forth, in a related award agreement between the Company and the eligible participant, the terms, conditions, restrictions or limitations of each award. Awards granted under the Plan may take the following forms: (i) Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock and Restricted Stock Units; (iv) Unrestricted Stock or (v) Performance Shares, Performance Units, Performance Awards and Annual Incentive Awards, as described below.

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Stock Options - The Administrator may grant stock options pursuant to the Plan and may determine the terms, conditions, restrictions or limitations of options, including restrictions on vesting and transferability, and requirements for continued employment or service. The Administrator will determine whether an option is to be an incentive stock option or non-qualified option; and will determine the option’s exercise price, which may not be less than the fair market value of the Common Shares on the date of grant. Upon exercise of an option, the holder generally must make a payment in cash, or cash equivalents acceptable to the Company, equal to the exercise price of the stock option, although an award agreement may provide for alternative forms of payment, including a cashless exercise or the tendering of previously-acquired common stock of the Company having a fair market value at the time of exercise equal to the exercise price. The Administrator may determine the expiration date of each option, which will be no later than 10 years after the grant date. Stock options granted in the form of incentive stock options are also subject to certain additional limitations as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

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Stock Appreciation Rights - Stock appreciation rights (SARs) may be granted pursuant to the Plan either separately or in conjunction with stock options. Upon exercise of a SAR, the holder will receive payment from the Company of cash in the amount, and/or Common Shares with a fair market value, equal to the appreciation in fair market value of the Company’s common shares (covered by the SAR) from the grant date of such SARs to the exercise date. No SAR may be exercisable more than 10 years from the date of grant.

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Restricted Stock and Restricted Stock Units - The Administrator may grant restricted stock and restricted stock units with such terms, conditions, restrictions or limitations as the Administrator may deem appropriate, including restrictions as to the time period for which the shares will be restricted and including the satisfaction of individual performance and/or Company performance objectives. During the period in which any of the Common Shares are subject to any conditions, restrictions or limitations, the holder of restricted stock generally may vote such shares and receive dividends paid on the shares of common stock, subject to restrictions imposed by the Administrator. A holder of restricted stock units generally has no rights as a shareholder of the Company, but the Administrator may provide in an award agreement for the receipt of dividends by a holder of restricted stock units and for the reinvestment of those dividends.

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Unrestricted Stock - The Administrator may grant or sell unrestricted stock awards to an eligible employee, free of any restrictions and at par value or a higher price as determined by the Administrator.

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Performance Shares, Performance Units, Performance Awards and Annual Incentive Awards - The Administrator may grant performance shares, performance units, performance awards, and annual incentive awards that are valued based upon the extent to which corresponding performance criteria have been achieved during a specified performance period. Performance shares are denominated in shares, whereas performance units are denominated in units that are generally valued at one dollar per unit. The Administrator may use business criteria and other measures of performance as it considers appropriate, and performance targets and performance periods may vary among awards and among participants. The Administrator may provide in performance share and performance unit awards for discretion as to whether to take certain nonrecurring or extraordinary events or items into account in determining whether performance targets have been met. The form of the payout of performance share and performance unit awards will be determined by the

Administrator, and may be cash or Common Shares (or a combination thereof) equal to the value of the award earned during the performance period. Performance goals applicable to any award to a participant who is, or is determined likely to become, a “covered employee” within the meaning of Code Section 162(m), shall be objective and otherwise meet the requirements of Code Section 162(m).

Term. Awards may be granted under the Plan for a period of ten (10) years from the date of adoption of the Plan, at which date the Plan will expire without affecting any awards that are then outstanding.
Amendment. The Board of Directors may amend, suspend or terminate the Plan at any time, subject to applicable shareholder approval requirements, including as set forth in the Plan. No amendment, suspension or termination of the Plan may impair rights or obligations under any outstanding Plan award without the participant’s consent. The Administrator may amend, modify or supplement the terms of any award, but may not impair the rights of the holder of an award without the holder’s consent.
Change in Control. Outstanding options, SARs, restricted stock and restricted stock units may be assumed in connection with and continue following a corporate transaction constituting a change in control. In the event of a corporate transaction constituting a change in control of the Company in which awards are not being assumed or continued, except as otherwise provided in an award agreement, (i) options and SARs will vest and become exercisable for the fifteen (15) day period preceding the transaction, and restricted stock will vest, although the Administrator has authority to elect to cancel any outstanding options, restricted stock and SARs and pay the holder the spread between the exercise price of the SAR or stock option and the price paid in connection with the change in control (and in the case of restricted stock, pay the holder the corporate transaction price for such shares); and (ii) restricted stock units will be cancelled in exchange for a cash payment in an amount equal to the product of (a) the amount that would have been due under the award if the performance goals (as measured as of the corporate transaction date) were to continue to be achieved, and (b) a fraction, the numerator of which is the number of months elapsed from the beginning of the performance period to the corporate transaction date and the denominator of which is the total number of months in the performance period.
Equity Compensation Plan Information. The following table presents information about compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2016 Long-term Incentive Plan	331,568	N/A	165,187
Federal Income Tax Consequences. The following summarizes certain federal income tax consequences relating to the Plan. The summary is based upon the laws and regulations currently in effect and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

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Stock Options and SARs. The grant of a stock option or a SAR under the Plan will create no income tax consequences to us or to the employee-recipient. A participant who is granted a non-qualified stock option or a SAR will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of the Company’s common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date). Upon the participant’s subsequent disposition of the shares of common stock received with respect to a non-qualified option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two (2) years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

•
Restricted Stock. Generally, a participant will not recognize income and the Company will not be entitled to a deduction at the time an award of restricted stock is made under the Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized by the participant from the sale differs from his or her tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the Company will generally be entitled to a corresponding deduction for such dividends.

A participant may, within thirty (30) days after the date of the award of restricted stock, elect, under the Code Section 83(b), to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

•
Restricted Stock Units. A participant will not recognize income and the Company will not be entitled to a deduction at the time an award of a restricted stock unit is made under the Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

•
Performance Shares. The grant of performance shares will create no income tax consequences for the Company or the participant. Upon the participant’s receipt of shares and/or cash at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the tax basis of the shares (i.e., the fair market value of the shares on the date the participant received the shares).

•
Performance Units. The grant of a performance unit will create no income tax consequences to the Company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the tax basis of the shares (i.e., the fair market value of the shares on the date the participant received the shares).

•
Unrestricted Stock Awards, Performance Awards, Incentive Awards. A participant who is granted or paid an unrestricted stock award, a performance award, or an annual incentive award will recognize ordinary income equal to the amount of cash paid and/or the fair market value of the shares received on the date of the award, and the Company will be entitled to a corresponding income tax deduction.

Code Section 409A. Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Internal Revenue Code. If the requirements of Section 409A are not complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20 percent penalty tax and, potentially, interest and penalties. We have sought to structure the Plan, and we expect to seek to structure awards under the Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued by the Treasury Department and the Internal Revenue Service pursuant to Section 409A. To the extent that we determine that any award granted under the Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.
Code Section 280G. Awards that are accelerated or enhanced as a result of a corporate transaction that constitutes a change in control of the Company may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G to the extent such payments, when aggregated with other payments subject to Code Section 280G, exceed applicable limitations. Any such excess parachute payments are not deductible by the Company, and are subject to a 20 percent excise tax payable by the employee.
Plan Benefits. Because awards under the Plan are determined by the Administrator in its sole discretion, the benefits or amounts that may be received or allocated in the future to the Company’s directors or key consultants under the Plan have not yet been determined. Benefits under the plan were awarded to named executive officers in fiscal 2019 as disclosed in the Summary Compensation Table on page 12.
This summary is qualified in its entirety by reference to the full and complete text of the Amendment, a copy of which is attached hereto as Exhibit A and the Plan, which can be found at Exhibit A to the Company's definitive proxy statement filed with the SEC on December 6, 2016.
Vote Required. Approval of the Amendment requires the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy and entitled to vote at the 2020 Annual Meeting.
Board Recommendation - The Board of Directors of the Company unanimously recommends a vote FOR the adoption of the Amendment.
SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

A shareholder who intends to present a proposal at the 2021 Annual Meeting, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 5, 2020. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for the 2021 Annual Meeting must be delivered to the Company no later than October 30, 2020 or such proposal will be considered untimely. If a shareholder proposal is received after October 30, 2020, the Company may vote, in its discretion as to the proposal, all of the Common Shares for which it has received proxies for the 2021 Annual Meeting.

OTHER MATTERS

The Company does not know of any other matters that will come before the meeting. In case any other matter should properly come before the 2020 Annual Meeting, it is the intention of the persons named in the enclosed proxy or their substitutions to vote in accordance with their best judgment in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the enclosed proxy.

NO INCORPORATION BY REFERENCE

The Audit Committee Report (including reference to the independence of the Audit Committee members) is not deemed filed with the SEC or subject to the liabilities of Section 18 of the Securities Act of 1933, as amended ("Securities Act"), and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this Proxy Statement entitled "Proposal to Elect Seven (7) Directors," "Corporate Governance and Board of Director Matters," "Executive Compensation," "Director Compensation," and "Principal Accounting Fees and Services" are specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC permits companies to send a single set of annual disclosure documents to any household at which two (2) or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s Common Shares held through such brokerage firms. If your family has multiple accounts holding shares of Common Shares of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

EXECUTIVE OFFICERS OF THE COMPANY

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the SEC under the heading “Directors, Executive Officers and Corporate Governance”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of the Company’s filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on the Company’s own internet website at http://www.sifco.com/proxy_materials. The content of the Company’s website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

By order of the Board of Directors.	SIFCO Industries, Inc.

December 16, 2019	Megan L. Mehalko, Corporate Secretary

Exhibit A

FIRST AMENDMENT TO THE
SIFCO INDUSTRIES, INC. 2007 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of November 16, 2016)

The SIFCO Industries, Inc. 2007 Long-Term Incentive Plan (Amended and Restated as of November 16, 2016) (the “Plan”) is hereby amended as set forth herein. All capitalized terms not defined herein shall have the meaning set forth in the Plan.
1.Section 4.1 is amended, effective upon approval by the shareholders of the Company, to increase by five hundred and fifty thousand (550,000) shares the aggregate limitation on the number of shares of Stock available for issuance as Awards under the Plan, so that Section 4.1 reads as follows:

4.1	Number of Shares Available for Awards
Subject to adjustment as provided in Section 16 hereof, the number of shares of Stock available for issuance under the Plan shall be equal to one million one hundred ninety six thousand four hundred and one (1,196,401) shares, or the sum of (i) six hundred forty six thousand four hundred and one (646,401) shares of Stock previously authorized under the Plan and (ii) five hundred and fifty thousand (550,000) shares of Stock requested pursuant to this Amendment. All of such shares may be granted as Incentive Stock Options. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be adopted by the Board of Directors this 25th day of November, 2019, and executed by the signature of a duly authorized executive officer to be effective as provided herein.

COMPANY: SIFCO INDUSTRIES, INC. By: Peter W. Knapper	Attest By: Megan Mehalko
Date: November 25, 2019

PROXY

SIFCO INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY P. GOTSCHALL and HUDSON D. SMITH the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of Shareholders of SIFCO Industries, Inc., to be held on January 30, 2020, and at any and all adjournments thereof.

IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE PROPOSAL TO CAST A NON-BINDING ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION, FOR TWO YEARS RELATING TO THE FREQUENCY FOR HOLDING A NON-BINDING ADVISORY VOTE ON SAY-ON-PAY, FOR THE PROPOSAL TO ADOPT AN AMENDMENT TO THE SIFCO INDUSTRIES, INC. 2007 LONG-TERM INCENTIVE PLAN (AS AMENDED & RESTATED AS OF NOVEMBER 16, 2016), AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

(Continued, and to be marked, dated and signed, on the other side)

▲FOLD AND DETACH HERE AND READ THE REVERSE SIDE▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held January 30, 2020

The Notice of Annual Meeting of Shareholders, Proxy Statement and our 2019 Annual Report are available at: http://www.viewproxy.com/sifco/2020

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, 3, and 5 and for two years for Proposal 4.

Please mark your votes like this ☒

1. ELECT SEVEN (7) DIRECTORS: To elect the following persons for one-year terms expiring at the 2021 Annual Meeting of Shareholders:

	FOR all nominees listed below (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
01 Jeffrey P. Gotschall	☐	☐
02 Peter W. Knapper		
03 Donald C. Molten, Jr.		
04 Alayne L. Reitman		
05 Mark J. Silk		
06 Hudson D. Smith		
07 Norman E. Wells, Jr.		

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below)

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ THREE YEARS ☐ TWO YEARS ☐ ONE YEAR ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

WILL ATTEND THE MEETING ☐

Please mark, date and sign this proxy card and return it in the accompanying envelope. Please sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

______________________________ Signature

Date

______________________________ Signature

Date (if held jointly)

CONTROL NUMBER

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

SIFCO INDUSTRIES, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 30, 2020

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:
Go to www.AALVote.com/SIF

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.